FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Director, Investor Relations, Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Corporation Announces Fourth Quarter and Full Year 2018 Financial Results

San Clemente, CA – February 27, 2019 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel surgical devices and sustained pharmaceutical therapies designed to transform the treatment of glaucoma, today announced financial results for the fourth quarter and full year ended December 31, 2018.  Key highlights include:

•	Achieved 30% net sales growth to $54.1 million in the fourth quarter of 2018, compared to $41.7 million in the fourth quarter of 2017.
•	Reported 14% growth in net sales to $181.3 million for 2018, compared to $159.3 million in 2017.
•	Introduced 2019 net sales guidance of $220 million to $230 million.

“Glaukos delivered a strong finish to an excellent 2018 that saw us bolster our market leadership position with the U.S. launch of our next-generation iStent inject® Trabecular Micro-Bypass System, drive increased international commercial penetration, and make significant clinical and regulatory progress to advance our transformative pipeline,” said Thomas Burns, Glaukos president and chief executive officer.  “We are focused on 2019 execution as we continue to build the global MIGS market and seek to transform Glaukos into an ophthalmic pharma and device leader by pioneering powerful platforms in sustained pharmaceutical therapies, micro-scale surgical devices, and diagnostics for the much-needed benefit of patients worldwide.”

Fourth Quarter 2018 Financial Results

Net sales rose 30% in the fourth quarter of 2018 to $54.1 million, compared to $41.7 million in the same period in 2017.  The growth primarily reflected unit volume increases worldwide and expansion of the company’s direct sales operations into new international markets.

Gross margin for the fourth quarter of 2018 was approximately 87%, compared to approximately 89% in the same period in 2017.

Operating expenses for the fourth quarter of 2018 rose 23% to $45.1 million, compared to $36.5 million in the same period in 2017. The year-over-year increase reflected primarily growth in domestic sales, marketing and administrative personnel and expenses, the company’s ongoing expansion of its global direct sales infrastructure, and increased spending associated with pharmaceutical research and clinical trials.

Income from operations in the fourth quarter of 2018 was $1.9 million, compared to operating income of $0.5 million in the fourth quarter of 2017.  Net income in the fourth quarter of 2018 was $1.8 million, or $0.04 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share, in the fourth quarter of 2017.

Full Year 2018 Financial Results

Net sales rose 14% in 2018 to $181.3 million, compared to $159.3 million in 2017.  The growth primarily reflected unit volume increases worldwide and expansion of the company’s direct sales operations into new international markets.

Gross margin for 2018 was approximately 86%, compared to approximately 87% in 2017.

Operating expenses for 2018 rose 20% to $169.2 million, compared to $140.5 million in the same period in 2017, the latter of which includes a $5.3 million acquisition-related in-process R&D charge. The year-over-year increase reflected primarily growth in domestic sales, marketing and administrative personnel and expenses, the company’s ongoing expansion of its global direct sales infrastructure, and increased spending associated with pharmaceutical research and clinical trials.

Loss from operations in 2018 was $13.0 million, compared to loss from operations in 2017 of $2.3 million, which includes the in-process R&D charge of $5.3 million. Net loss in 2018 was $13.0 million, or $0.37 per diluted share, compared to net loss of $0.1 million, or $0.00 per diluted share, in 2017.

2019 Revenue Guidance

The company expects 2019 net sales to be in the range of $220 million to $230 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the results and provide additional information about the company’s financial outlook.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 833-231-8262 (U.S.) or 647-689-4107 (international) and enter Conference ID 7546897.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on the development and commercialization of novel surgical devices and sustained pharmaceutical therapies designed to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent® Trabecular Micro-Bypass Stent, its first MIGS device, in the United States in July 2012 and launched its next-generation iStent inject device in the United States in September 2018. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression. The company believes the iStent inject is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, uncertainties about our  dependence on the success and market acceptance of the iStent and the iStent inject; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products both in the United States and internationally; our ability to bring our pipeline products to market; our dependence on a limited number of third-party suppliers, some of which are single-source, for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent,  the iStent inject or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and will also be included in our Annual Report on Form 10-K for 2018, which we expect to file on or before March 1, 2019. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$54,076	$41,650	$181,278	$159,254
Cost of sales	7,118	4,630	25,075	21,050
Gross profit	46,958	37,020	156,203	138,204
Operating expenses:
Selling, general and administrative	32,104	25,963	119,529	96,260
In-process research and development	-	-	-	5,320
Research and development	12,957	10,525	49,676	38,905
Total operating expenses	45,061	36,488	169,205	140,485
Income (loss) from operations	1,897	532	(13,002)	(2,281)
Non-operating income:
Interest income	690	430	2,252	1,375
Other (expense) income, net	(278)	7	(1,618)	907
Total non-operating income	412	437	634	2,282
Income (loss) before taxes	2,309	969	(12,368)	1
Income tax provision (benefit)	530	(37)	583	93
Net income (loss)	$1,779	$1,006	$(12,951)	$(92)
Basic net income (loss) per share	$0.05	$0.03	$(0.37)	$(0.00)
Diluted net income (loss) per share	$0.04	$0.03	$(0.37)	$(0.00)
Weighted average shares used to compute basic net income (loss) per share	36,037	34,578	35,317	34,381
Weighted average shares used to compute diluted net income (loss) per share	39,564	37,287	35,317	34,381

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,821	$24,508
Short-term investments	110,667	94,506
Accounts receivable, net	18,673	16,656
Inventory, net	13,282	11,222
Prepaid expenses and other current assets	4,124	2,568
Total current assets	176,567	149,460
Restricted cash	8,775	-
Property and equipment, net	19,153	11,794
Intangible assets, net	-	3,147
Deferred tax asset and receivable, net	213	235
Deposits and other assets	2,262	1,200
Total assets	$206,970	$165,836

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,286	$6,244
Accrued liabilities	23,964	20,449
Deferred rent	115	95
Total current liabilities	30,365	26,788
Other liabilities	2,745	846
Total liabilities	33,110	27,634

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding as of December 31, 2018 and December 31, 2017	-	-
Common stock, $0.001 par value; 150,000 authorized; 36,135 and 34,647 shares issued and 36,107 and 34,619 shares outstanding at December 31, 2018 and 2017, respectively	36	35
Additional paid-in capital	378,352	331,073
Accumulated other comprehensive income (loss)	738	(591)
Accumulated deficit	(205,134)	(192,183)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	173,860	138,202
Total liabilities and stockholders’ equity	$206,970	$165,836

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